Exhibit 99.2

1. What was announced?

●	Paya Holdings has entered into a definitive agreement to be acquired by Nuvei for $9.75 per share in cash, for a total consideration of approximately $1.3 billion.
●	Today’s announcement represents the next exciting step in Paya’s incredible journey and reflects our strong momentum.
●	Until we complete the combination with Nuvei, Paya and Nuvei will continue to operate as separate companies, and it’s business as usual for us.

2. Who is Nuvei?

●	Similar to our company, Nuvei is a global leader in the payment industry. They are headquartered in Montreal and operate in over 200 global markets, accepting nearly 600 payment methods in approximately 150 currencies.
●	Nuvei is the go-to payment technology partner for companies across a wide range of industries, including online retail, gaming, travel and banking, among others.
●	Our two companies are a great cultural fit for each other. Like Paya, Nuvei is a people-first and technology-led organization that has experienced strong growth.

3. What does this mean for team members? Will there be any immediate changes to my current role or day-to-day responsibilities?

●	Until we complete the combination with Nuvei, which we expect to occur by the end of the first quarter of 2023, it’s business as usual for all of us at Paya.
●	Your role and day-to-day responsibilities remain unchanged prior to closing, and we will continue to provide customers and partners with the same level of exceptional service that they’ve come to expect from us.
●	We’re committed to keeping you informed throughout this process and will provide updates around key milestones and major developments, as appropriate.

4. What does this announcement mean for the future of Paya and our strategy?

●	The combination with Nuvei is a testament to the value Nuvei sees across our operations, in our innovative solutions, the superior value we provide our clients and – most importantly – in our team.
●	Becoming part of Nuvei will allow us to build on our momentum and expand our capabilities for the long-term.

5. Will this change Paya’s remote work policy?

●	Both Paya and Nuvei have a similar flex hybrid approach in place.
●	For now, it is business as usual and decisions regarding how we integrate our two companies will be made in the future.
●	We’ll provide more information as appropriate as we continue to work through the details.

6. Will there be layoffs?

●	There are a number of details to work out as part of the integration planning process.
●	In addition to our businesses being highly complementary, our talented and experienced team was one of the main reasons Nuvei was interested in acquiring Paya, and our team members will play a critical role in the success of the combined company.

7. Will there be any changes to my compensation and benefits?

●	Until we complete the combination with Nuvei, Paya and Nuvei will continue to operate as separate companies.
●	Paya will continue to pay your current salary and benefits in the ordinary course. 2022 year-end bonuses and 2023 equity awards (for eligible employees) will occur on schedule (early-mid March) or perhaps a few weeks early, depending on the anticipated closing date. Information about 2023 equity awards will be provided at a later date.
●	For the first year following close, you should continue to receive your same target cash compensation (i.e., salary plus target bonus) and will continue to remain under your current benefit plans. There are a number of details that will be worked out over the coming months as part of the integration planning process, including the timing of merit increases.
●	More information will be forthcoming as we advance. We’re committed to keeping you informed throughout this process and will provide updates around key milestones and major developments, as appropriate.

8. What will happen to Paya’s leadership team? Will our team have representation at senior levels at Nuvei?

●	This combination is about growth, and we expect our Paya colleagues to be part of the combined company’s future success.
●	Additional details regarding the organizational structure will be determined as part of the integration planning process.

9. What will happen to the Paya name and brand? What will happen to the corporate headquarters in Atlanta?

●	This combination will bring together new geographics, capabilities and verticals.
●	There are a number of details that will be worked out over the coming months as part of the integration planning process, including name, brand and office locations.
●	We’re committed to keeping you informed throughout this process and will provide updates around key milestones and major developments, as appropriate.

10. I have unvested restricted stock unit awards from a grant in 2020, 2021 or 2022. What happens to these awards if they have not fully vested by close?

●	Upon the completion of the combination with Nuvei, your outstanding unvested restricted stock unit awards (“RSUs”) will be converted into a number of Nuvei restricted stock unit awards, determined based on the value of a Nuvei share relative to the per share price in the acquisition, but otherwise subject to terms that are no less favorable than those of your current RSUs (including the same vesting terms).

11. I have vested and unvested stock options from a grant in 2020, 2021 or 2022. What happens to my stock options now?

●	Upon the completion of the combination with Nuvei, your outstanding vested options, with an exercise price lower than the per share price in the transaction ($9.75), will be cancelled in exchange for a cash payment equal to the difference between the per share price in the acquisition and the exercise price of the options.
●	Any unvested options that have an exercise price less than the per share price in the acquisition will be converted into a number of Nuvei options, determined based on the value of a Nuvei share relative to the per share price in the acquisition (and with an exercise price adjusted accordingly), but otherwise subject to terms that are no less favorable than those of your current options (including the same vesting and exercise terms).
●	Any options, whether vested or unvested, with an exercise price equal to or greater than the per share price in the acquisition (i.e., “underwater options”) will be cancelled and forfeited.

12. What happens if I voluntarily resign prior to the completion of the combination?

●	We expect to complete the combination with Nuvei by the end of the first quarter of 2023.
●	A voluntary resignation prior to the closing will be treated the same as voluntary resignations are treated today; you will forfeit your unvested equity awards and will not be entitled to any severance payments or benefits.
●	Until we complete the combination with Nuvei, all aspects of our compensation program remain intact.
●	Consistent with company policy, team members must remain in good standing to receive payments or bonuses on the dates for which they are scheduled.

13. Can I trade Paya stock between now and the completion of the combination?

●	Please refer to our company’s existing guidelines on trading policies [INSERT LINK].

14. How does this affect Paya’s ongoing hiring process?

●	All employment offers that have been extended prior to the announcement will continue to be honored.
●	For additional information regarding open roles and new hires, please reach out to People Ops at people@paya.com.

15. How soon can I reach out to my contacts at Nuvei?

●	You should not engage with Nuvei employees unless you’ve been expressly authorized to do so as part of the integration planning process. Please note that this includes interacting with Nuvei employees via social media.
●	As a reminder, until we complete the combination with Nuvei, Paya and Nuvei will continue to operate as separate, independent companies.

16. Can I post about this combination on social media?

●	Given the nature of this announcement, all social media posts regarding our combination with Nuvei must first be approved by our legal counsel. We encourage you to “like”, retweet or share Paya’s posts to spread the good news.
●	Please note, however, that you may not post your own views or commentary on our combination with Nuvei beyond what Paya has officially shared already, even if the content is supportive or benign, or seems factually accurate.
●	We also ask that you do not engage with other social media users (e.g., by responding to comments or tweeting “at” someone or liking or retweeting any non-Paya posts) regarding our combination with Nuvei.
●	As a reminder, only authorized members of the leadership team are permitted to engage with the media on Paya’s behalf.
●	If you have additional questions regarding Paya’s social media policy [INSERT LINK], please reach out to pr@paya.com.

17. What should I tell customers or partners who ask about this combination?

●	The executive team and customer and partner-facing senior leaders will be reaching out to our top customers and partners directly to share the news.
●	If you receive an inquiry from a customer or a partner and are unsure how to respond, please refer them to our press release [INSERT LINK].

18. What should I do if I’m contacted by members of the media about this combination?

●	If you receive inquiries from the media or other external parties about this announcement, please do not comment (even to just confirm statements that appear factually accurate or benign) and instead direct them to pr@paya.com.

19. What happens next? Who should I contact if I have additional questions?

●	We expect to complete the combination with Nuvei by the end of the first quarter of 2023, subject to customary closing conditions.
●	Until then, Paya and Nuvei will continue operate as separate, independent companies and your role and responsibilities remain unchanged.
●	We’re committed to keeping you informed throughout this process and will provide updates around key milestones and major developments, as appropriate.
●	You should not engage with Nuvei employees unless you’ve been expressly authorized to do so as part of the integration planning process. Please note that this includes interacting with Nuvei employees via social media.
●	If you have additional questions about this announcement, please reach out to your ELT member or People Ops at people@paya.com.

Additional Information about the Tender Offer and Where to Find it

The tender offer referenced in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of Paya Holdings, Inc. (“Paya”), nor is it a substitute for the tender offer materials that Pinnacle Merger Sub, Inc. (“Merger Sub”) will file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. The solicitation of an offer to sell and the offer to buy shares of Paya’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Merger Sub, a wholly owned subsidiary of Nuvei Corporation (“Nuvei”), intends to file with the SEC. In addition, Paya will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Stockholders and Investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Paya on Schedule 14D-9 and any amendments or supplements thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Once filed, investors will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Paya on Schedule 14D-9 and related offer materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Paya under the “Investors” section of Paya’s website at https://investors.paya.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of Paya by Nuvei and any statements relating to Paya’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the merger agreement including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement and the possibility of any termination of the merger agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of Paya’s common stock that will be tendered in the tender offer; (iii) the risk of legal proceedings that may be instituted related to the merger agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for Paya will be made; (v) the possibility that any or all of the various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; and (vii) the effects of disruption from the transactions of Paya’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners. The risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in Paya’s public filings with the SEC from time to time, including Paya’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q. Paya’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Paya expressly disclaims any intent or obligation to update or revise publicly these forward-looking information or statements.

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